Doppler Labs

1.5 billion people worldwide suffer from hearing loss. Prohibitive costs and poor accessibility to audiologists are the leading blockers to hearing aid use. Doppler Labs' patented system provides convenient audiologist-grade results at home in just 5-10 minutes with a low monthly subscription.


doppler
Hearing Made Simple

Invest

$104 minimum investment

DEADLINE: December 5, 2025

in a month

SHARE PRICE
$8

TOTAL RAISED ON NETCAPITAL
$7,080

TOTAL RAISED THIS ROUND
$7,080

VALUATION THIS ROUND
$11,120,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Hearing loss affects 1.5 billion people worldwide. Cost and access to an audiologist for tuning the hearing aids over months are the leading challenges.

Doppler Labs' mission is to equip hearing impaired people around the world with affordable best-of-class solutions to let them control their own hearing health.

We identified the need early on, around 2010. One of our founders uses hearing aids, and over a lunch was complaining about having to - once again - visit the audiologist to get the aids working right. We realized that it was a common problem - repeated visits and high costs. So we set out to solve this issue.

From that lunch we set our mission: to develop a means for anyone, at any time and any place, to tune their own hearing aids in minutes rather than months. Over the course of several years, the founders developed and patented an innovative means of addressing this challenge. They followed with extensive trials, led by a Ph.D. audiologist and engineering professionals. After years of development, the Aurasen system – now operating as Doppler Labs – was finished.

Doppler Labs' system allows anyone to simply program the included FDA certified clinical grade hearing aids in as little as 5 minutes. Anywhere, any time.

Doppler Labs' system enables the user to program up to 8 hearing profile settings optimized for a variety of situations such as restaurants, commuting, business environment, recreational events, and more. With a very low cost of entry and a small monthly subscription, Dopplers state of the art hearing aid solution is by far the most affordable and easy to use clinical grade hearing system available.

In the US alone: 13% of the adult population have hearing loss, while only 24% of those with hearing loss make use of hearing aids.

While a very successful domestic US channel is core to our plan, there remains a significant absence of audiologists in most overseas countries. For example, India has fewer than 2000 registered audiologists; Mexico less than 2000. Existing hearing aid solutions are not sold to these markets due to the lack of existing sales channels – audiologists.

While audiologists would benefit equally from Doppler Lab's solution by serving more clients more efficiently - our solution is able to eliminate the need for an audiologist, allowing us to address underserved regions worldwide for mild to moderate hearing loss. With 80% of the 1.5 billion affected by hearing loss living in countries with little to no audiologist accessibility, we believe we are uniquely positioned to acquire a significant share of that immense 1.2 billion person market.

SUCCESS TO DATE

- **Four issued utility patents**
- Issued **registered trademarks** for Aurasen Inc and Doppler Labs
- Completion of **clinical trials**
- Supply chain and pricing **locked in**
- System at **Beta stage** for hardware and software
- **Self-funded** to this point; exceptionally clean cap table

PROBLEM

Current clinical grade hearing aid solutions presently require the use of a trained, licensed audiologist to properly tune the hearing aids for the user. This typically takes several visits over multiple months. The process is so slow and ponderous, approximately **38% of all hearing aids sold end up in drawers, unused. For a $4,000 average cost of audiologist delivered hearing aids, this is a tremendous lack of consumer utilization.**

SOLUTION

Doppler Labs' solution allows anyone, at any time and anywhere, to tune their own hearing aids and shorten that multi-month process to one of a matter of minutes. Convenience in getting the hearing aids working correctly delivers excellent customer satisfaction and allows the user to adapt their hearing aids as their own needs change. Doppler Labs' systems are delivered with a low monthly subscription that also provides no charge replacement for worn out hearing aids.

Doppler Labs solution eliminates the central barriers of high cost and high impact of multiple audiologist visits.

Doppler Labs provides a pair of FDA certified, clinical grade digital, rechargeable, Bluetooth ready hearing aids (3 different styles) - two behind-the-ear (BTE) and one earbud style:



All hearing aid models are off the shelf FDA and ISO 13485 compliant products.

Note that most OTC hearing aids are consumer grade and do not offer the signal processing functionality or auditory capabilities of a clinical hearing aid that Doppler Labs provides. OTC hearing aids are a souped-up pair of headphones, not hearing aids, and typically have a battery life of a few hours at most, not the all-day convenience of our BTE options.

We also include all the accessories you'd normally need for your hearing aids - tips, tubes, cleaning supplies and more.

The key to the convenience of tuning is Jenn, our tuning assistant.

Meet Jenn:



Render of proposed system; hearing aids exist today, Jenn is subject to change based on final industrial design.

Jenn's a small, cell phone-sized tablet running our patented tuning software. Jenn uses its built-in calibrated speaker to have a conversation with you. During the conversation of short 2-3 second long sentences, you simply rate your preference for audio quality of what you hear. Within 5 to 10 minutes - you're done.

Jenn is only required for tuning and recharging the hearing aids, it is not necessary to bring it along - though you certainly could should you choose to.

Jenn also provides onboard storage of all user preferences and interactions, and is planned to serve as the central point for user analytics. **The Doppler solution is covered by US Patents** 8363872, 8437486, 8,867,764 and 9,794,705.

We plan to support the system in 3 ways:

1. Automated help and user guides preloaded on Jenn
2. Online assistance via chat, 24/7
3. Phone support for core hours (6 AM to 8 PM PST US)

BUSINESS MODEL

Doppler Labs plans to deploy a multi-pronged strategy to address the market: Direct to Consumer, big box/chain retail, and special channels (VA, Buying Groups, and international partnerships).

- **Direct to Consumers** is planned to be online ordering through Doppler Labs website and through online retailers such as Amazon for $199 down and $29/month subscription after a trial period. A trial period of 30-60 days (TBD) may be available prior to the user opting in for continued use. Any units returned would be refurbished and returned to inventory as applicable.
- **Big Box Retailers** include Walmart, Walgreens, etc. It is anticipated these retailers would sell Doppler systems including a trial period that would convert to monthly fees direct to Doppler once the trial period ended or the units were returned. Pricing may be kept at $199 initially or may include a bundled number of months for a higher system cost at point of sale and larger resultant share to the retailer (TBD for retailer preferences and optimized retail pricing/bundles).
- **Special Channels** and international partnerships are anticipated to be similar arrangements.

MARKET

Worldwide, the hearing aid market has $14 billion in revenue with an 11% CAGR.

The US market is approximately 48 million people and $4 billion in annual sales.

99% of the market is controlled by five corporations (called the Big Five - Sonova, Starkey, GN Resound, WS Audiology, William Demant) who have several hundred brands between them. The Big Five sell through audiologists or Government channels such as the VA.

Direct to Consumer or channels outside of medical providers for audiologist quality units are non-existent – **until Doppler Labs launches.**

The average audiologist provided FDA certified hearing aid pair sells for $4,000. Over 85% of all insurance programs - including Medicare - do not cover hearing aids.

In addition to the high cost of hearing aids, the typical hearing aid user experiences several audiologist office visits to get their hearing aids working to an acceptable level.

Furthermore - while hearing aids purchased through an audiologist typically come with a warranty of at least one year with up to 3 years coverage for higher end models - once the device wears out (typically 4-5 years) the user will need to pay to have them repaired or purchase a replacement set. Audiologists recommend replacing hearing aids every 3-5 years.

Doppler plans to replace worn out devices at no cost for those current on their subscription.

Worldwide, there are 1.5 billion people in need of hearing aids with an estimated annual GDP reduction due to hearing loss of $1 trillion.

Of that 1.5 billion people, approximately 1.2 billion of them live outside the US and EU where government support and audiologist networks are either severely limited or non-existent.

tandfonline.com
who.int

Because the Big Five sell through government agencies and audiologists, **this large market is virtually ignored.**

Doppler Labs patented tuning technology, combined with our supplied clinical grade hearing aids and low subscription cost enable us to take a meaningful share of the US market.

We are targeting 5% of the US market within 5 years of launch, combining a strong penetration into the currently ignored bulk of the worldwide market with targeted sales of 20,000 systems per month overseas.

TEAM



Dan Wiggins

Founder, CEO

Dan is a recognized expert in acoustics. A prolific engineer and inventor, Dan has 36 issued utility patents to date, and over 100 consumer products launched for brands including Microsoft, Polycom, SONOS, Masimo, and Dolby. Dan is the creative force behind the technology that powers Doppler Labs' system, and was intimately involved in the entire process.



Mike O'Brien

CRO

Mike has an extensive career leading successful GTM efforts across various technologies over 30+ years. Notably Mike's focus has been around disruptive technologies displacing inefficient systems and solutions to greatly improved user outcomes and efficiencies. Mike has extensive experience in successful startup corporations having founded 3 of his own, all with successful outcomes displacing industry giants including IBM and Cisco among others.



Jim Humphries

COO

Jim brings decades of executive leadership to the team: vision casting, plan implementation, P&L responsibility in both the for profit and nonprofit organizations. Jim spent 9 years in purchasing and supply chain management for Kmart where he co-architected the Quick Distribution System. Jim then spent 8 years in purchasing and divisional management at Walmart where he earned the Buyer of the Year designation and was named by Sam Walton as "one of the best of the best merchants." After Walmart, Jim joined Costco where he spent 10 years in central merchandising as well as regional VP in Northern California Regional. Since that time Jim has served the nonprofit community in several board capacities.

INVESTOR INVITATION

Hearing loss has a causal link with depression and dementia. Doppler Labs is committed to serving 18% of the world's population who suffer from these effects from hearing loss and are drastically underserved. Our automated audiologist, Jenn, allows us to directly address consumers where they live, including in countries where audiologists are incredibly difficult to access or simply non-existent as well as assist any audiologists that may use Doppler with more efficient user tuning processes.

Join us in our journey to make hearing aids accessible to all.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$120,000	10.0%
Marketing Kickoff	$150,000	12.5%
EVT/DVT Production and Tooling	$400,000	33.3%
Extended Fundraising including Kickstarter, etc.	$150,000	12.5%
Engineering Expenses	$150,000	12.5%
Final UX Validation	$171,200	14.3%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Doppler Labs. This offering must reach its target of at least $10,000 by its offering deadline of December 5, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	1,540,000 shares
×	$8 per share
	$12,320,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 11, 2025
- Form C/A on September 12, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Sep 17, 2025 • Dr. Kirk Adams, Internationally known leader in...

Sep 12, 2025 • Filed Form C/A

Aug 11, 2025 • Filed Form C

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